Exhibit 3.130

TRUST TAX SERVICES OF AMERICA, INC.

AMENDED AND RESTATED BYLAWS

These Amended and Restated Bylaws are adopted by the Corporation and are supplemental to the Massachusetts Business Corporation Law as the same shall from time to time be in effect.

ARTICLE I. STOCKHOLDERS

Section 1.1. Place of Stockholders’ Meetings. All meetings of the stockholders shall be held at such place or places, inside or outside the Commonwealth of Massachusetts, as determined by the Board of Directors from time to time

Section 1.2. Annual Stockholders’ Meeting. The annual meeting of the stockholders, for the election of directors and the transaction of other business which is properly brought before such meeting, shall be held in each calendar year, at a date, time and place determined by the Board of Directors.

Section 1.3. Special Meetings of Stockholders. Special meetings of the stockholders may be called at any time by the President or the Board of Directors upon 7 days’ notice to each shareholder of record.

Section 1.4. Absentee Participation in Meetings. Any stockholder may participate in a meeting of the stockholders by use of a conference telephone or a similar communications equipment, by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

Section 1.5. Proxies. Absent stockholders may vote by proxy. No proxy which is dated more than six months before the meeting named therein shall be accepted and no proxy shall be valid after the final adjournment of such meeting. Proxies need not be sealed or attested.

Section 1.6. Designation of Presiding and Recording Officer. At any meeting of the stockholders, the stockholders who are present shall have the right to designate any person, whether or not an officer, director or shareholder, to preside over or record the proceedings of such meeting.

Section 1.7. Voting. At all meetings of the stockholders, each stockholder shall have one vote for each share of stock held by them.

Section 1.8. Quorum. At all meetings of stockholders a quorum for the transaction of business shall consist of the holders of record, present in person or by proxy, of a majority of all issued and outstanding shares of stock of the corporation entitled to vote.

Section 1.9. Unanimous Written Consent. Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice

Trust Tax Services Of America, Inc.

Amended and Restated Bylaws

and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE II. DIRECTORS

Section 2.1. Number of Directors; Qualifications. The number of directors shall be not less than three. Directors need not be stockholders of the corporation. In the event there are no directors in office, application may be made by any officer or stockholder for a special meeting of shareholders to be held to elect new director(s).

Section 2.2. Term of Directors. Each director shall serve for one year and until his or her successor is elected and qualifies, or until his or her earlier resignation or removal.

Section 2.3. Resignations of Directors. Any director may resign at any time. Such resignation shall be in writing, but the acceptance thereof shall not be necessary to make it effective.

Section 2.4. Compensation of Directors. Unless the Board of Directors otherwise determines, directors shall not be entitled to any compensation for their services as directors. Any director may serve the Corporation in other capacities and be entitled to such compensation therefor as is determined by the Board of Directors.

Section 2.5. Annual Meeting of Directors. An annual meeting of the Board of Directors shall be held in each calendar year immediately following the annual meeting of the stockholders. Notice of such meeting need not be given.

Section 2.6. Special Meetings of Directors. Special meetings of the Board of Directors may be called by the President or a majority of the directors. Any such meeting shall be held at the principal office of the Corporation or at any other place within or without the Commonwealth of Massachusetts.

Section 2.7. Notice of Directors’ Meetings. Reasonable notice of meetings of directors shall be in writing and shall be given to each director not less than two days before such meeting. Unless otherwise required by law or these Bylaws, neither the business to be transacted at, nor the purpose of, any regular meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 2.8. Committees. In the absence or disqualification of any member of any committee established by the Board of Directors, the members thereof who are present at any meeting of such committee and are not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another director to act at such meeting in the place of such absent or disqualified member.

Trust Tax Services Of America, Inc.

Amended and Restated Bylaws

Section 2.9. Absentee Participation in Meetings. Any director may participate in a meeting of the Board of Directors, a meeting of a committee established by the Board of Directors, or a meeting of the stockholders, by use of a conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

Section 2.10. Designation of Presiding and Recording Officers. At any meeting of the directors, the directors who are present shall have the right to designate any person, whether or not an officer, director or stockholder, to preside over or record the proceedings of such meeting.

Section 2.11. Quorum. A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business.

Section 2.12. Removal. Directors may be removed from office with or without cause by the stockholders upon a majority vote of the holders of all issued and outstanding shares of stock entitled to vote thereon.

Section 2.13. Vacancies. Any vacancy occurring by death, resignation, removal or otherwise, shall be filled by the remaining Board of Directors

Section 2.14. Unanimous Written Consent. Any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof, may be taken without a meeting if all members of the Board of Directors or the committee, as the case may be, consent thereto in writing, and such written consent is filed with the minutes of the Board.

ARTICLE III. OFFICERS

Section 3.1. Officers. The Corporation shall have a President, Clerk and a Treasurer, and may have one or more Vice Presidents, Assistant Vice Presidents, Assistant Clerks, and Assistant Treasurers, and such other officers as the Board of Directors may from time to time determine. The President need not be a director of the corporation.

Section 3.2. Election and Term of Officers. The President shall be elected annually by the Board of Directors at the annual meeting of the Board of Directors. The Clerk, and Treasurer shall be elected annually at the annual meeting of the stockholders. All other officers and assistant officers shall be elected by the Board of Directors or appointed by the President at the time, in the manner, and for such term as the Board of Directors or the President, as the case may be, from time to time determines. Each officer and assistant officer shall serve until his successor is duly elected and qualifies, or until he or she resigns or is removed from office.

Trust Tax Services Of America, Inc.

Amended and Restated Bylaws

Section 3.3. Compensation. Unless otherwise provided by the Board of Directors, the compensation of officers and assistant officers shall be fixed by the President.

Section 3.4. President. The President shall be the chief executive officer of the Corporation, and, subject to the direction and control of the Board of Directors, shall in general supervise and control all of the business and affairs of the Corporation, and shall preside at all meetings of the stockholders and of the Board of Directors. As authorized by the Board of Directors, the President shall execute and seal, or cause to be sealed, all instruments requiring such execution, except to the extent that signing and execution thereof is expressly delegated by the Board of Directors to some other officer or agent of the Corporation. Upon request of the Board of Directors, the President shall report to it all matters which the interests of the Corporation may require be brought to the attention of the Board of Directors.

Section 3.5. Vice President, Clerk, Treasurer, and Assistant Officers. In the absence or disability of the President, the Vice President or Vice Presidents, then the Assistant Vice President or Assistant Vice President, in the order of their seniority, unless otherwise determined by the Board of Directors, shall perform the duties and exercise the powers of the President. The Clerk shall record the proceedings of all meetings of the stockholders and directors. The Vice President or Vice Presidents, the Assistant Vice President or Assistant Vice Presidents, the Clerk, the Treasurer, the Assistant Clerk or Clerks, and the Assistant Treasurer or Treasurers, shall act under the direction of the President and shall perform all duties which are prescribed by the President or the Board of Directors.

Section 3.6. Removal. The President may be removed with or without cause by a majority vote of the stockholders entitled to vote thereon. All other officers may be removed with or without cause by the majority vote of the Board of Directors

Section 3.6. Vacancies. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by the Board of Directors.

ARTICLE IV. INDEMNIFICATION OF DIRECTORS, OFFICERS

AND OTHER PERSONS

Section 4.1. Indemnification. The Corporation shall indemnify any person who is or was or shall be a director or officer of the Corporation, and may indemnify any person who is or was or shall be an employee or agent of the Corporation, to the full extent permitted by Section 156B § 67 and any other relevant provisions of the Massachusetts Business Corporation Law, as amended from time to time.

Trust Tax Services Of America, Inc.

Amended and Restated Bylaws

ARTICLE V. FINANCIAL REPORTS TO STOCKHOLDERS

Section 5.1. No Annual Report Required. The directors of the Corporation shall not be required to send or cause to be sent to the stockholders any annual financial reports.

ARTICLE VI. SHARES OF CAPITAL STOCK

Section 6.1. Signatures on Share Certificates. Each share certificate shall be signed by (a) the President or a Vice President of the Corporation, and (b) the Treasurer or an Assistant Treasurer of the Corporation.

Section 6.2. Lost or Destroyed Certificates. Any person claiming a share certificate to be lost, destroyed or wrongfully taken shall receive a replacement certificate if such stockholder: (a) requests such replacement certificate before the Corporation has notice that the shares have been acquired by a bona fide purchaser; (b) files with the Corporation an indemnity bond deemed sufficient by the Board of Directors; and (c) satisfies any other reasonable requirements fixed by the Board of Directors.

Section 6.3. Transfer of Shares. Upon surrender to the Corporation or its transfer agent of a certificate for shares, duly endorsed for transfer by the person named in the certificate or by an attorney lawfully constituted in writing, or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation shall record the transfer of such shares upon its books, issue a new certificate or certificates to the person or persons entitled thereto, and cancel the surrendered certificate.

ARTICLE VII. AMENDMENTS

Section 7.1. Amendment by Stockholders or Board of Directors. These Bylaws may be amended or repealed by a majority vote of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast thereon, as the case may be, at any regular or special meeting duly convened after notice to the directors or the stockholders of that purpose. [If the articles so provide: The Board of Directors may also make, amend or repeal the bylaws in whole or in part, except with respect to any provisions thereof which by law, the articles of incorporation or these bylaws require action by the stockholders.]

Section 7.2. Recording Amendments. The text of all amendments to these Bylaws shall be attached hereto, and a notation of the date of its adoption and a notation of whether it was adopted by the directors or the stockholders shall be made in Section 9.2 hereof.

ARTICLE VIII. MISCELLANEOUS

Section 8.1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

Trust Tax Services Of America, Inc.

Amended and Restated Bylaws

Section 8.2. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer(s) or other person(s) as the Board of Directors may from time to time designate.

ARTICLE IX. ADOPTION OF BYLAWS AND RECORD OF

AMENDMENTS THERETO

Section 9.1. Adoption and Effective Date. These Bylaws have been adopted as the Bylaws of the Corporation this 23rd day of February, 2006, and shall be effective as of said date.

Section 9.2. Amendment of Bylaws.

SECTION AMENDED	DATE AMENDED	MANNER OF ADOPTION